Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our audit report dated April 30, 2013, relating to the combined financial statements of the Technical, Engineering and Enterprise Information Technology Services Business (the “Company”) of SAIC, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the fact that the accompanying combined financial statements have been derived from the consolidated financial statements and accounting records of SAIC, Inc., that the combined financial statements include expense allocations for certain corporate functions historically provided by SAIC, Inc. and that these allocations may not be reflective of the actual expense which would have been incurred had the Company operated as a separate entity apart from SAIC, Inc., and that included in Note 4 to the combined financial statements is a summary of transactions with related parties), appearing in the effective Registration Statement on Form 10 of SAIC Gemini, Inc. for the years ended January 31, 2013, 2012, and 2011 filed on September 9, 2013, as amended.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

September 27, 2013